Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mr. Sheldon Saidman
(719-548-9963)

Millennium Quest, Inc.
Shandong Province
People’s Republic of China
NEWS RELEASE

MILLENNIUM QUEST, INC. REPORTS FIRST QUARTER 2007 RESULTS

Junan County, Shandong Province, June 11, 2007 -- Millennium Quest, Inc. (OTC Bulletin Board: MLQT.OB, the “Company”) a leading China-based food processing company engaged in the development, manufacture and sale of food products worldwide, today announced financial results for the first quarter of the Company’s 2007 fiscal year, ended March 31, 2007. The Company develops, manufactures and sells its food products through its subsidiaries under the brand name “Lorain Foods.”

Quarter to quarter comparison

For the three months ended March 31, 2007, the Company reported revenues of $11.9 million, an increase of 112.9% compared to the $5.6 million reported for the same period last year. Gross profits for the three months ended March 31, 2007, were $2.9 million, or 24.8% of sales, compared to gross profits of $1.3 million, or 23.3% of sales, for the same quarter last year. Total operating expenses for the three months ended March 31, 2007 were $0.49 million, or 4.1% of sales, compared to $0.66 million, or 11.8% of sales, for the same period last year. Net income for the three months ended March 31, 2007 was $1.5 million, an increase of 522.7% compared to net income of $0.25 million in the same period a year ago.

Balance sheet items

The Company’s cash and cash equivalents balances as of March 31, 2007 was $8.5 million, compared to cash and cash equivalents of $11.6 million as of December 31, 2006. As of March 31, 2007, total current assets were $35.7 million and stockholders equity was $5.6 million.

According to Chairman, President and CEO Si Chen, “We are extremely pleased with our first quarter results, and as the demand for our products remains strong we expect continued growth for the balance of the year.” Referring to a May 31, 2007 release describing a fire in the Company’s Beijing factory, Mr. Chen stated, “Despite the recent setback caused by the fire, we are quickly recovering. We are moving forward and taking the right steps to assure that the entire organization is focused totally on meeting all of our objectives.”

About Millennium Quest, Inc.

Millennium Quest, Inc. (“Lorain”) is a U.S. public company that only operates through its four indirect subsidiaries, two in Junan County, one in Luotian Hubei Province and one in Beijing. Lorain is a leading food processing company engaging in the development, manufacture and sale of food products worldwide. Formed in 1994, the company produces hundreds of varieties of food products, categorized into three interrelated divisions: chestnut products, processed food, including frozen, canned and packaged goods, and convenience foods, consisting of meals ready to eat (MRE) and ready to cook (RTC).

-more-

5

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Lorain and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for Lorain’s products, Lorain’s ability to sustain growth for the balance of the year and Lorain’s ability to generally meet all of its objectives. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, and concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Lorain is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

###

6